PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 22 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated December 15, 2003
                                                                  Rule 424(b)(3)

                                  $14,350,000
                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes

                            -----------------------

                    Exchangeable Notes due December 30, 2008
          Exchangeable for Common Stock of Three Industrial Companies

Beginning January 15, 2004, you will be able to exchange your notes for a basket of shares of common stock of three industrial companies, which we refer to as the basket stocks, subject to our right to call all of the notes on or after December 15, 2006. The basket stocks are the common stock of Honeywell International Inc., ITT Industries, Inc. and SPX Corporation.

o The par amount of each note is $1,000 and the issue price of each note is $1,150.

o    We will not pay interest on the notes.

o The basket consists of a number of shares of each basket stock equal to the exchange ratio with respect to the basket stock. The exchange ratio for each basket stock is calculated so that each basket stock represents the proportion of the initial basket value as follows: Honeywell International Inc (40%), ITT Industries, Inc. (20%) and SPX Corporation (40%). The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. The basket value on the day we offered the notes for initial sale to the public, which we refer to as the initial basket value, was $1,068.77.

o Beginning January 15, 2004, you will have the right to exchange each note for a number of shares of each basket stock equal to its exchange ratio for that basket stock. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares.

o We have the right to call all of the notes on or after December 15, 2006. If we call the notes on any day from and including December 15, 2006 to and including the maturity date, we will pay to you the call price of $1,000 per note, which is less than the issue price of $1,150. However, if the sum of the products of the closing price of each basket stock and its exchange ratio on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you for each note a number of shares of each basket stock equal to its exchange ratio, or the cash value of those shares determined on the third scheduled trading day prior to the call date specified by us.

o If we decide to call the notes, we will give you notice at least 30 but no more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of the basket stocks rather than the $1,000 call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.

o The issuers of the basket stocks are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The listing symbol for the notes is "BSN.A."

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------
                    PRICE 115% AND ACCRUED INTEREST, IF ANY
                            -----------------------

                                      Price to       Agent's       Proceeds to
                                       Public      Commissions       Company
                                      --------     -----------     -----------
Per Note........................         115%          .25%           114.75%
Total...........................     $16,502,500     $35,875        $16,466,625

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors." The notes have been designed for investors who are willing to forego market floating interest payments on the notes in return for the right to exchange the notes for shares of each of the basket stocks at its exchange ratio.

Each note costs $1,150        We, Morgan Stanley, are offering our Exchangeable
                              Notes due December 30, 2008, which you may exchange for a basket of shares of common stock of three industrial companies beginning on January 15, 2004. We refer to the common stock of Honeywell International Inc., ITT Industries,
                              Inc. and SPX Corporation as the basket stocks.
                              The principal amount of each note is $1,000 and the issue price of each note is $1,150.

The notes do not pay interest Unlike ordinary debt securities, the notes do not pay interest. If you hold your notes to maturity, which is December 30, 2008, we will pay $1,000 per note to you, which is less than the issue price of $1,150.

The initial basket            Beginning January 15, 2004, you may exchange each
value is $1,068.77            note for a number of shares of each basket stock
                              equal to its exchange ratio. The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to the issuer of that basket stock.

How to exchange your note     When you exchange your notes, our affiliate
                              Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o  deliver your note certificate to JPMorgan
                                 Chase Bank (formerly known as The Chase
                                 Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                              You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of the basket stocks, or, at our subsequent election, the cash value of those shares, rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you   At our option, on the third business day after
cash or shares if you elect   you fulfill all the conditions of your exchange,
to exchange your notes        we will either:

                              o deliver to you shares of the basket stocks, or

                              o pay to you the cash value of such shares.

On or after December 15,      We may call the notes for settlement on any day,
2006, we may call the notes   which we refer to as the call date, from and
for stock or the $1,000       including December 15, 2006 to and including the
call price, depending on the  maturity date.
price of the basket stocks
                              On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of the basket stocks underlying the notes. That value is referred to as the basket value.

                              If the basket value is less than the call price of $1,000, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, which is less than the issue price of $1,150, you will no longer be able to exercise your exchange right.

                              If, however, the basket value as so determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of the basket stocks, or, at our subsequent election, the cash value of those shares determined by the calculation agent on the third scheduled trading day prior to the call date. In that case, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                              Since both the issue price of $1,150 and the initial basket value are greater than the call price, it is possible that the shares you receive upon our call, or the cash value of such shares, may be worth less than the issue price or the initial basket value.

                              In addition, if we notify you that we are calling the notes for shares of the basket stocks, or, at our subsequent election, the cash value of those shares, the prices of the basket stocks may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice, in which case, the value of the basket stocks, or cash, as applicable, that you receive on the call date for each note may be less than the call price of $1,000. Your continuing right to exercise your exchange right following our decision to call the notes for shares of the Basket Stocks allows you to shorten the period during which you are exposed to the risk that the prices of the Basket Stocks may decrease.

Basket stocks                 The following table sets forth the basket stocks,
                              the ticker symbol for each basket stock, the exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate the respective exchange ratio and the aggregate value of the shares of each basket stock contained in the basket based upon those initial prices:


                                                                           Proportion          Initial
                                                                              of                Price
                                                                            Initial              of
                              Issuer of                    Ticker            Basket   Exchange  Basket   Initial
                              Basket Stock                 Symbol  Exchange  Value     Ratio    Stock     Value
                              ---------                    ------  -------- -------   -------- -------   -------
                              Honeywell International Inc.  HON      NYSE      40%    13.6628   $31.29   $427.51
                              ITT Industries, Inc.          ITT      NYSE      20%     3.0633   $69.78   $213.75
                              SPX Corporation               SPW      NYSE      40%     7.4453   $57.42   $427.51

                              The exchange ratio for each basket stock is a number of shares calculated so that each basket stock represents the applicable percentage of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios of the basket stocks.

                              The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. See "Description of Notes--Adjustments to the Exchange Ratios and the Basket" in this pricing supplement.

The notes may become          Following certain corporate events relating to
exchangeable into the         the issuers of the basket stocks, such as a
common stock of companies     stock-for-stock merger where the issuer of a
other than the basket stocks  basket stock is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to the issuer of such basket stock upon an exchange or our call of the notes for shares of the basket stocks. Following certain other corporate events relating to the issuers of the basket stocks, such as a merger event where holders of shares of a basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, you will be entitled to receive the common stock of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, shares of such basket stock, upon an exchange or our call of the notes for shares of such basket stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes--Antidilution
                              Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Tax treatment                 There is no direct legal authority as to the
                              proper tax treatment of the notes, and
                              consequently significant aspects of the tax treatment of the notes are uncertain. However, we intend to treat the notes as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                              Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement.
                              Please read carefully the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation" and the sections called "United States Federal
                              Taxation--Notes--Optionally Exchangeable

                              Notes" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the          We have appointed our affiliate MS & Co. to act as
Calculation Agent             calculation agent for JPMorgan Chase Bank, the
                              trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of each basket stock, or, at our election, the cash value of those shares, that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the prices of the basket stocks and that we describe in the section of this pricing supplement called "Description of
                              Notes--Antidilution Adjustments."

No affiliation with           The issuers of the basket stocks are not
the issuers of the basket     affiliates of ours and are not involved with this
stocks                        offering in any way. The notes are obligations of
                              Morgan Stanley and not of the issuers of the basket stocks.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes-Floating Rate Notes" and
                              "-Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Because the issue price is    Although the issue price of each note is $1,150,
greater than the par amount   the call price is equal to $1,000, the par amount
of the notes, the return      of each note. Accordingly, if we call the notes,
on your investment may be     and the basket value is less than $1,150, you
less than your initial        will receive up to $150 less than your initial
investment                    investment in each note.

                              If you do not exchange the notes and we do not call the notes, at maturity you will receive only $1,000 for each note, which is less than the issue price of $1,150 per note.

The notes do not pay          The terms of the notes differ from those of
interest like ordinary debt   ordinary debt securities in that we will not pay
securities                    interest on the notes. As a result, the return on
                              your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forego market floating interest payments on the notes in return for the right to exchange the notes for shares of each of the basket stocks at its exchange ratio.

Secondary trading             There may be little or no secondary market for the
may be limited                notes.  Although the notes have been approved for
                              listing on the American Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.
                              MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of the notes     Several factors, many of which are beyond our
may be influenced by many     control, will influence the value of the notes,
unpredictable factors         including:

                              o the market price and relative performance of each of the basket stocks

                              o the volatility (frequency and magnitude of changes in price) of the basket stocks

                              o  geopolitical conditions and economic,
                                 financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of the basket stocks

                              o  interest and yield rates in the market

                              o  the dividend rate on the basket stocks

                              o the time remaining until (1) you can exchange your notes for shares of the basket stocks,
                                 (2) we can call the notes (which can be on or after December 15, 2006) and (3) the notes mature

                              o  our creditworthiness

                              o the occurrence of certain events affecting a particular issuer of a basket stock that may or may not require an adjustment to its exchange ratio or to the basket

                              These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market prices of the basket stocks are at, below or not sufficiently above the prices of the basket stocks at pricing.

                              You cannot predict the future performance of the basket stocks based on their historical performance.

Following our notice of a     If we notify you that we are calling the notes
call of the notes, the        for shares of the basket stocks, or, at our
prices of the basket stocks   subsequent election, the cash value of those
may decline prior to the      shares, the prices of the basket stocks may be
call date                     lower on the call date, or the date that we value
                              the shares for the cash payment, than it was on the last trading day before the date of our call notice, in which case, the value of the basket stocks, or cash, as applicable, that you receive on the call date for each note may be less than the call price of $1,000.

Morgan Stanley is not         The issuers of the basket stocks are not
affiliated with the issuers   affiliates of ours and are not involved with this
of the basket stocks          offering in any way. Consequently, we have no
                              ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio for any of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

Morgan Stanley may engage     We or our affiliates may presently or from time
in business with or           to time engage in business with the issuers of
involving the issuers of      the basket stocks without regard to your
the basket stocks without     interests, including extending loans to, or
regard to your interests      making equity investments in, the issuers of the
                              basket stocks or providing advisory services to the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the basket stocks.
                              These research reports may or may not recommend that investors buy or hold shares of the basket stocks.

You have no                   Investing in the notes is not equivalent to
shareholder rights            investing in the basket stocks.  As an investor in
                              the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The notes may become          Following certain corporate events relating to
exchangeable into the         the basket stocks, such as a merger event where
common stock of companies     holders of shares of a basket stock would receive
other than the issuers of the all or a substantial portion of their
basket stocks                 consideration in cash or a significant cash
                              dividend or distribution of property with respect to a basket stock, you will be entitled to receive the common stock of three companies in the same industry group as the issuer of such basket stock in lieu of, or in addition to, such basket stock, upon an exchange or our call of the notes for shares of the basket stocks. Following certain other corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to the issuer of such basket stock upon an exchange or our call of the notes for shares of the basket stocks. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called
                              "Description of Notes--Antidilution Adjustments."
                              The
                              occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Notes.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
the calculation agent is      exchange ratio for certain events affecting the
required to make do not       basket stocks, such as stock splits and stock
cover every corporate event   dividends, and certain other corporate actions
that could affect the basket  involving the issuers of the basket stocks, such
stocks                        as mergers. However, the calculation agent will
                              not make an adjustment for every corporate event or every distribution that could affect the prices of the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender offer or a partial exchange offer for such basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect any of the Basket Stocks other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent and  affiliate, the economic interests of the its affiliates may influence  calculation agent and its affiliates may be
determinations                adverse to your interests as an investor in the
                              notes. MS& Co. will calculate how many shares of the basket stocks or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio for each basket stock to reflect certain corporate and other events.
                              Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratios, may affect the payment to you upon an exchange or call or at maturity of the notes. See the sections of this pricing supplement called "Description of
                              Notes--Antidilution Adjustments."

Hedging and trading activity  MS & Co. and other affiliates of ours have by the calculation agent and  carried out, and will continue to carry out,
its affiliates could          hedging activities related to the notes,
potentially affect the value  including trading in the basket stocks as well as
of the notes                  in other instruments related to the basket
                              stocks. MS & Co. and some of our other
                              subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the prices of the basket stocks and, therefore, the prices at which the basket stocks must trade before the shares of the basket stocks for which you may exchange each note will be worth as much as or more than the principal amount of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of the basket stocks and, accordingly, the value of the basket stocks or the amount of cash you will receive upon an exchange or call of the notes.

We intend to treat the notes  You should also consider the tax consequences of
as contingent payment debt    investing in the notes. There is no direct legal
instruments for U.S. federal  authority as to the proper tax treatment of the
income tax purposes           notes, and consequently significant aspects of
                              the tax treatment of the notes are uncertain.
                              However, we intend to treat the notes as "contingent payment debt instruments" for U.S.
                              federal income tax purposes, as described in the section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                              Taxation--Notes--Optionally Exchangeable Notes" and "United States Federal Taxation--Backup
                              Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our Exchangeable Notes due December 30, 2008 (Exchangeable for Shares of Common Stock of Three Industrial Companies). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...  $14,350,000

Maturity Date................  December 30, 2008

Specified Currency...........  U.S. dollars

Issue Price..................  115%

Original Issue Date
(Settlement Date)............  December 22, 2003

CUSIP Number.................  617446MD8

Minimum Denominations........  $1,000

Interest Rate................  None

Initial Basket Value.........  $1,068.77

Basket Value.................  The Basket Value on any date equals the sum of the products of the Market Price and the Exchange Ratio for each Basket Stock, each as determined as of such date by the Calculation Agent.

Basket Stocks................  The Basket Stocks are the three stocks set forth in the table below. The table also indicates the ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the proportion of the Initial Basket Value represented by the shares of each Basket Stock, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate the respective Exchange Ratio and the aggregate value of the shares of each Basket Stock contained in the Basket based upon those initial prices.

                                                                             Proportion            Initial
                                                                                of                  Price
                                                                              Initial                 of
                               Issuer of                   Ticker              Basket    Exchange   Basket  Initial
                               Basket Stock                Symbol  Exchange    Value      Ratio     Stock   Value
                               ------------                ------  --------  ----------  --------  -------  -------
                               Honeywell International Inc.  HON     NYSE       40%       13.6628   $31.29  $427.51
                               ITT Industries, Inc.          ITT     NYSE       20%        3.0633   $69.78  $213.75
                               SPX Corporation               SPW     NYSE       40%        7.4453   $57.42  $427.51

                               If, as a result of any event described under "--Antidilution Adjustments" below, notes are exchangeable into equity securities other than the shares of the issuers of the Basket Stocks, "Basket Stocks" shall include such other securities, and the Exchange Ratio with respect to such securities will equal the product of the Exchange Ratio in effect for the Basket Stock with respect to which the event occurs at the time of the event times the number of shares of the new equity securities issued with respect to one share of such Basket

                               Stock. For additional details on adjustments, see "--Antidilution Adjustments" below.

Distribution at Maturity.....  On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash in exchange for each Note as to which your exchange right has not been exercised.

Exchange Right...............  On any Exchange Date, you will be entitled, upon your

                               o  completion and delivery to us and the
                                  Calculation Agent through your participant at the Depositary, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and

                               o instruction to your broker or the participant through which you own your interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below), to exchange each Note for a number of shares of each Basket Stock at the Exchange Ratio for that Basket Stock. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below.

                               Upon any such exchange, we may, at our sole option, either deliver such shares of the Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such Basket Stocks.

                               We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                               Since the Notes will be held only in book entry form, you may exercise your exchange right by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Exchange Ratio...............  The Exchange Ratio for each Basket Stock is set forth in the table above, subject to adjustment for certain corporate events relating to the issuer of that Basket Stock. See "--Antidilution Adjustments" below.

No Fractional Shares ........  If upon any exchange or call of the Notes we deliver shares of the Basket Stocks, we will pay cash in lieu of delivering any fractional share of any Basket Stock in an amount equal to the corresponding fractional Market Price of such Basket Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Date................  Any Trading Day on which you have duly completed and delivered to us and the Calculation Agent, as described under "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning January 15, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and
                               (iii) in the event of a call for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right ...  On or after December 15, 2006 to and including the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into shares of each Basket Stock at the applicable Exchange Ratio, or, at our subsequent election during the period from and including the Morgan Stanley Notice Date to and including the fifth scheduled Trading Day prior to the Call Date, the cash value of such shares of each Basket Stock determined by the Calculation Agent based on the Market Price of each Basket Stock on the third scheduled Trading Day prior to the Call Date; provided that, if the Basket Value on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price of $1,000 per Note, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price of $1,000 per Note), the Basket Stocks or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you.

                               Except in the case of a call for the cash Call Price of $1,000 per Note as described above, until the fifth scheduled trading day prior to the

                               Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

                               If we elect to deliver the cash value of the shares of the Basket Stocks following our exercise of the Morgan Stanley Call Right to exchange the Basket Stock for the Notes, we will provide notice of our election on the fourth scheduled Trading Day prior to the Call Date.

Morgan Stanley Notice Date...  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date....................  The scheduled Trading Day on or after December
                               15, 2006 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading
                               Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of the Basket Stocks, or, at our subsequent election, the cash value of those shares, or cash equal to the Call Price of $1,000 per Note to you for mandatory exchange.

Call Price...................  $1,000 per Note

Market Price.................  If a Basket Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange), (ii) if such Basket Stock (or any such other security) is a security of the Nasdaq National Market (so long as the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by the Nasdaq Stock Market, Inc. on such day, or (iii) if either (a) such Basket Stock (or any such other security) is listed or admitted to trading on any such securities exchange and such last reported sale price is not obtainable, or (b) such Basket Stock (or any such other security) is not listed or admitted to trading on any such securities exchange (and, if applicable, a Nasdaq official closing price is not published for such Basket Stock (or any such other security)), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price or official closing price, as applicable, of the principal trading session is not available pursuant to clause (i), (ii) or (iii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day..................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United
                               States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note............  Book Entry.  The Notes will be issued in the form of one or more fully registered global
                               securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global
                               Securities" in the accompanying prospectus.

Senior Note or Subordinated
Note.........................  Senior

Trustee......................  JPMorgan Chase Bank (formerly known as
                               The Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes............  MS & Co.

Calculation Agent............  MS & Co.

                               All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                               Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments.....  The Exchange Ratio with respect to any Basket
                               Stock will be adjusted as follows:

                               1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                               2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio for such Basket Stock will be adjusted so that the new Exchange Ratio for such Basket Stock shall equal the prior Exchange Ratio for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock.

                               3. There will be no adjustments to the Exchange Ratio for any Basket Stock to reflect cash dividends or other distributions paid with respect to such Basket Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of a Basket Stock of any cash dividend or special dividend or distribution that is identified by the issuer of such Basket Stock as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the issuer of the Basket Stock as an extraordinary or special dividend or distribution) distributed per share of such Basket Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such Basket Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Market Price of such Basket Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in such Basket Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Market Price, the "Base Market Price") and (c) the full cash value of any non-cash dividend or distribution per share of such Basket Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to any Basket Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Market Price, and the denominator of which is the amount by which the Base Market Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Market Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and the Basket Value exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or such call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                               (iv) or (v) of the first sentence of paragraph 4, as applicable.

                               4. Any of the following shall constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock has been subject to any merger, combination or consolidation and is not the surviving entity,
                               (iii) the issuer of a Basket Stock completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) a Basket Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of the Basket Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                  (1) if a Basket Stock continues to be
                                  outstanding, such Basket Stock (if
                                  applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio in effect for such Basket Stock on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause
                                  (3)(a) below); and

                                  (2) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for shares of the Basket Stock where the issuer of such Basket Stock is not the surviving entity, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Exchange Ratio for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (3)(a) below); and

                                  (3) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                     (a) if the combined value of the amount of Non-Stock Exchange Property received per share of a Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the "Non-Stock Exchange Property Value"), by holders of such Basket Stock is less than 25% of the Market Price of such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of such Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Market Prices of such Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value based on such Market Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of that Basket Stock or any New Stock determined in accordance with this clause (3)(a) will be added at the time of such adjustment to the Exchange Ratio in subparagraph (1) above and/or the New Stock Exchange Ratio in subparagraph (2) above, as applicable, or

                                     (b) if the Non-Stock Exchange Property
                                     Value is equal to or exceeds 25% of the
                                     Market Price of a Basket Stock on the
                                     Trading Day immediately prior to the
                                     effective date relating to such
                                     Reorganization Event or, if a Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a "Reference Basket Event"), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value. The "Reference Basket Stocks" will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code ("SIC Code") as issuer of such Basket Stock; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Notes with respect to such stock (a "Hedging Restriction"); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the issuer of such Basket Stock. Each Reference Basket Stock will be assigned a Reference Basket Stock Exchange Ratio equal to the number of shares of such Reference Basket Stock with a Market Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Exchange Ratio in effect for such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

                               Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, the Basket Value on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                  (i)   if applicable, the Market Price of the
                                        Basket Stock times the Exchange Ratio
                                        then in effect for such Basket Stock;
                                        and

                                  (ii)  if applicable, for each New Stock, the
                                        Market Price of such New Stock times
                                        the New Stock Exchange Ratio then in
                                        effect for such New Stock; and

                                  (iii) if applicable, for each Reference
                                        Basket Stock, the Market Price of such
                                        Reference Basket Stock times the
                                        Reference Basket Stock Exchange Ratio
                                        then in effect for such Reference
                                        Basket Stock.

                               In each case, the applicable Exchange Ratio
                               (including for this purpose, any New Stock
                               Exchange Ratio or Reference Basket Stock
                               Exchange Ratio) will be determined, as
                               applicable, upon any exchange or call of the Notes.

                               5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Prices of the Basket Stocks, including, without limitation, a partial tender or exchange offer for any Basket Stock. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratios upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Basket Stocks (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                                   *    *    *

                               For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                               Following the occurrence of any Reorganization Event referred to in paragraphs 3 or 4 above,
                               (i) references to "Basket Stock" under "--No
                               Fractional Shares," "--Market Price" and
                               "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Basket Stock" shall be deemed to refer to the Exchange Property received with respect to such Basket Stock into which the Notes are thereafter exchangeable and references to a "share" or "shares" of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Reference Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 4 hereof.

                               No adjustment to any Exchange Ratio will be required unless such adjustment would require a change of at least .1% in such Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten- thousandth, with five one hundred-thousandths rounded upward.

                               The Calculation Agent shall be solely
                               responsible for the determination and
                               calculation of any adjustments to the Exchange Ratios and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                               The Calculation Agent will provide information as to any adjustments to any Exchange Ratio upon written request by any investor in the Notes.

                               If you exercise your Exchange Right and we elect to deliver shares of the Basket Stocks or if we call the Notes for shares of the Basket Stocks, the Calculation Agent will continue to make such adjustments until the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event......  "Market Disruption Event" means, with respect to any Basket Stock:

                                  (i) a suspension, absence or material
                                  limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                               For purposes of determining whether a Market
                               Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on such Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default............   In case an event of default with respect to the
                               Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note;
                               provided that if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official
                               Notice of Exchange has been duly submitted or
                               (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Basket Value, determined by the Calculation
                               Agent as of the Exchange Date or as of the date of acceleration (or, if we have previously elected to pay the cash value of such shares of Basket Stocks on the Call Date, the Basket Value as of the third scheduled Trading Day prior to the Call Date), respectively; provided further that if we have called the Notes for the cash
                               Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price of $1,000 per Note. See
                               "--Call Price" above.

Basket Stocks;
Public Information...........  Each of the issuers of the Basket Stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                               Honeywell International Inc. is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, automotive products, specialty chemicals, fibers and electronic and advanced materials. Its Commission file number is 1-8974.

                               ITT Industries, Inc. is a global multi-industry company engaged, directly and through its subsidiaries, in the design and manufacture of a wide range of engineered products and the provision of related services. Its Commission file number is 1-5627.

                               SPX Corporation is a global provider of
                               technical products and systems, industrial products and services, flow technology and service solutions. Its Commission file number is 1-6948.

                               This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the Initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                               Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks of the Basket at a whole.

                               We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non- public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information.......  The following table sets forth the published high and low Market Prices for each Basket Stock during 2000, 2001, 2002 and during 2003 through December 15, 2003. The Market Price of each Basket Stock on December 15, 2003 is set forth above under "--Basket Stocks." We obtained the Market Prices and other information listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of the Basket Stocks as an indication of future performance. We cannot give any assurance that the price of any one or more of the Basket Stocks or the Basket Value as a whole will increase sufficiently so that you will receive an amount in excess of your investment on any Exchange Date or Call Date.

                               Honeywell International
                                        Inc.              High      Low    Dividends
                               ------------------------   ----      ---    ---------
                               (CUSIP# 438516106)
                               2000
                               First Quarter........... $ 59.88   $ 41.81   $  0.19
                               Second Quarter..........   57.81     33.25     .1875
                               Third Quarter...........   40.88     33.00     .1875
                               Fourth Quarter .........   55.19     33.69     .1875
                               2001
                               First Quarter...........   49.42     35.93     .1875
                               Second Quarter..........   53.50     34.90       -
                               Third Quarter...........   38.95     23.59     .1875
                               Fourth Quarter..........   34.50     25.65     .1875
                               2002
                               First Quarter...........   40.37     29.11     .1875
                               Second Quarter..........   40.76     34.85     .1875
                               Third Quarter...........   36.50     21.66     .1875
                               Fourth Quarter..........   27.08     19.20     .1875
                               2003
                               First Quarter...........   25.65     20.73     .1875
                               Second Quarter..........   29.02     21.61     .1875
                               Third Quarter...........   30.06     26.22     .1875
                               Fourth Quarter (through
                                 December 15, 2003)....   31.29     26.56     .1875

                                 ITT Industries, Inc.     High      Low    Dividends
                                 --------------------     ----      ---    ---------
                               (CUSIP# 450911102)
                               2000
                               First Quarter........... $ 34.75   $ 23.25    $  .15
                               Second Quarter..........   35.06     29.06       .15
                               Third Quarter...........   34.75     30.31       .15
                               Fourth Quarter .........   39.13     30.63       .15


                                 ITT Industries, Inc.   High        Low    Dividends
                                 --------------------   ----       ----    ---------
                               2001
                               First Quarter...........   43.99     36.60       .15
                               Second Quarter..........   48.80     38.21       .15
                               Third Quarter...........   45.78     42.00       .15
                               Fourth Quarter..........   51.30     43.41       .15
                               2002
                               First Quarter...........   63.81     47.25       .15
                               Second Quarter..........   70.60     63.22       .15
                               Third Quarter...........   69.55     56.10       .15
                               Fourth Quarter..........   66.38     56.90       .15
                               2003
                               First Quarter...........   61.82     50.68       .16
                               Second Quarter..........   66.83     54.24       .16
                               Third Quarter...........   68.91     59.52       .16
                               Fourth Quarter (through
                                 December 15, 2003)....   69.50     60.71       .16


                                  SPX Corporation        High       Low    Dividends
                                 -----------------       ----       ---    ---------
                               (CUSIP# 784635104)
                               2000
                               First Quarter........... $ 60.44   $ 37.00   $     -
                               Second Quarter..........   61.13     46.00         -
                               Third Quarter...........   89.86     60.19         -
                               Fourth Quarter .........   69.97     47.00         -
                               2001
                               First Quarter...........   58.03     45.38         -
                               Second Quarter..........   63.80     43.06         -
                               Third Quarter...........   64.33     38.50         -
                               Fourth Quarter..........   68.45     39.00         -
                               2002
                               First Quarter...........   74.75     52.50         -
                               Second Quarter..........   74.35     56.78         -
                               Third Quarter...........   56.49     46.41         -
                               Fourth Quarter..........   55.68     36.50         -
                               2003
                               First Quarter...........   41.06     31.75         -
                               Second Quarter..........   45.07     30.83         -
                               Third Quarter...........   50.64     41.61         -
                               Fourth Quarter (through
                                 December 15, 2003)....   57.98     45.18         -

                               Historical prices of SPX Corporation stock have been adjusted for a 2-for-1 stock split, which became effective in the fourth quarter of 2002

                               We make no representation as to the amount of dividends, if any, that any issuers of the Basket Stocks will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging..  The net proceeds we receive from the sale of the
                               Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                               On or prior to the date of this pricing
                               supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks. Such purchase activity could potentially have increased the price of the Basket Stocks and, therefore, the price at which the Basket Stocks must trade before you would receive an amount of the Basket Stocks worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date or upon an automatic exchange at maturity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Basket Stocks or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

Supplemental Information
Concerning Plan of
Distribution.................  Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the Notes against payment therefor in New York, New York on December 22, 2003. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                               In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or any of the Basket Stocks. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or any of the Basket Stocks in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies....................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                               In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                               The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                               Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                               Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                               Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                               In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning the Basket Stocks upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation..............  The following summary is based on the opinion of
                               Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                               o   certain financial institutions;
                               o   tax-exempt organizations;
                               o dealers and certain traders in securities or foreign currencies;
                               o   investors holding a Note as part of a
                                   hedging transaction, straddle, conversion or other integrated transaction;

                               o   U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;
                               o   partnerships;
                               o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                               o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                               o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                               o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States;
                               o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States; and
                               o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the Notes or more than 5% of each Basket Stock.

                               General

                               We intend to treat the Notes for all tax purposes as "contingent payment debt instruments." Our treatment of the Notes as contingent payment debt instruments will be binding on investors in the Notes, unless an investor timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the Notes as contingent payment debt instruments, however, is not binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein. If the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of the income or loss with respect to the Notes may differ.

                               If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                               U.S. Holders

                               This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term

                               "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                               o    a citizen or resident of the United States;
                               o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or
                               o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                               We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Optionally Exchangeable Notes" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                               In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income. Further, the occurrence of a Reorganization Event will not cause a taxable event to the Notes.

                               The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (the "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the comparable yield is an annual rate of 3.6439% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,150) consists of an amount equal to $1,376.47 due at maturity.

                               The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                               Non-U.S. Holders

                               This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                               o    a nonresident alien individual;
                               o    a foreign corporation; or
                               o    a foreign trust or estate.

                               Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                               o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                               o    the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and
                               o    The Notes and the common stock of the
                                    Basket Stocks are, and will continue to be, regularly traded on an established securities market (as defined in the applicable Treasury regulations).

                               Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                               Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                               o    subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                               o effectively connected to the conduct by the holder of a trade or business in the United States.

                               Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                         ANNEX A


                          OFFICIAL NOTICE OF EXCHANGE


                                           Dated: [On or after January 15, 2004]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 761-0674
                                           (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Notes, Exchangeable Notes due December 30, 2008 (Exchangeable for Shares of Common Stock of Three Industrial Companies) of Morgan Stanley (CUSIP No. 617446MD8) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after January 15, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to December 30, 2008, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 22 dated December 12, 2003 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of three industrial companies or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.



                                               Very truly yours,


                                               ---------------------------------
                                               [Name of Holder]


                                               By:
                                                   -----------------------------
                                                   [Title]

                                               ---------------------------------
                                               [Fax No.]

                                               $
                                                -------------------------------
                                                Principal Amount of Notes to be
                                                surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
    -------------------------------------------------
    Title:

Date and time of acknowledgment
                                ---------------------